EXHIBIT 5.1

[letterhead of Chrisman, Bynum & Johnson, P.C.]


May 8, 1998


InfoNow Corporation
1875 Lawrence Street, Suite 1100
Denver, CO  80202

Ladies and Gentlemen:

We have acted as counsel to InfoNow Corporation (the "Company") in connection with the preparation and filing of a Registration Statement on Form SB-2 (the
 "Registration
Statement") registering under the Securities Act of 1933, as amended, an aggregate of
3,896,430 shares (the "Shares") of common stock of the Company, $.001 par value ("Common Stock"), consisting of 2,634,485 shares of presently issued and outstanding
shares of Common Stock and 1,261,945 shares underlying warrants to purchase Common Stock ("Warrants"). As such, we have examined the Registration Statement, the Company's Articles of Incorporation, as amended, Bylaws, and minutes of meetings of the Company's Board of Directors.

Based upon the foregoing, and assuming that the Shares will be issued and sold in
accordance with the Registration Statement at a time when effective, we are of the
opinion that, upon issuance of the Shares and receipt of the consideration to be paid for the Shares, as applicable, the shares of Common Stock and the shares of Common Stock to be issued upon the exercise of the Warrants in accordance with their terms at
a time when the Registration Statement is effective, will be validly issued, fully paid and non-assessable securities of the Company.

We consent to the use of this opinion as an exhibit to the Registration
 Statement and
to the references to our firm in the Prospectus which is made a part of the Registration Statement.

Very truly yours,

/s/ CHRISMAN, BYNUM & JOHNSON, P.C.